Exhibit 10.19

April 24th, 2008

Alicia J. Hager

[address]

Dear Alicia,

I am extremely pleased that you are interested in joining OncoMed Pharmaceuticals, Inc., (the “Company”) and delighted to make you an offer to join our organization.

OncoMed Pharmaceuticals, Inc., in conjunction with Execustaff HR, Inc. (“Execustaff”) is pleased to confirm the offer extended to you to join OncoMed Pharmaceuticals, Inc., in the position of Senior Patent Counsel, starting June 2, 2008. In this position you will be reporting to Martin H. Goldstein, Senior VP Corporate Development. You are employed by OncoMed Pharmaceuticals, Inc. through Execustaff, a Professional Employer Organization providing human resources management.

If the relationship between Execustaff and OncoMed Pharmaceuticals, Inc. is terminated for any reason, I agree that OncoMed Pharmaceuticals, Inc. will become solely responsible as my employer for all payroll, workers compensation and benefits, including severance and vacation pay, and I agree to seek same only from OncoMed.

The terms and conditions of our offer are as follows:

—	Start Date. Your employment with the Company will commence on June 2, 2008.

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Base Salary. Your annual salary will be Two Hundred and Twenty Thousand Dollars ($220,000.00) less applicable withholding. This salary will be paid in accordance with our normal payroll procedures. Your base salary shall be subject to review and adjustment by the Sr. V.P., Corporate Development and the Chief Executive Officer no less frequently than annually.

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Bonus. Based on your performance, you will be paid a bonus of twenty percent (20%) of your base salary on a pro-rated basis less regular withholding. The bonus will be paid in January 2009. If you voluntarily terminate your employment prior to January 2009, you will not receive your bonus.

—	Benefits. Full time employees of OncoMed are eligible to participate in the OncoMed Health and Dental Care program. Full time employees are likewise eligible for 15 days of paid time off per year.

—

Stock Option. Subject to the approval of the Board, you will be granted an option to purchase one hundred and twenty thousand (120,000) shares of common stock of Company (the “Option”). At your request, the Option shall be an incentive stock option

                    800 Chesapeake Drive     Redwood City, CA 94063     Phone: 650-995-8200     Fax: 650-298-8600     www.oncomed.com

to the maximum extent permitted under the applicable federal income tax rules and shall have an exercise price equal to the fair market value of Company’s stock as of the date the Option is granted. Subject to your remaining continuously employed by the Company as of each such date the Option shall vest and become exercisable with respect to twenty percent (20%) of the shares subject to the Option on the first anniversary of your commencement of employment, and shall become vested in equal monthly installments thereafter, such that the Option is vested and exercisable with respect to 100% of the shares subject to the Option on the fifth anniversary of the Option’s date of grant. The specific terms of the Option grant will be set forth in a written Stock Option Agreement between you and the Company which will be executed after your employment commences with Company. You will also be eligible for additional stock option grants, based on your performance, and as part of general company practices.

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Change of Control If your employment is terminated without Cause or Constructively Terminated (as defined below) in connection with, or within twelve (12) months after, a Change of Control of the Company, regular vesting of your Option or shares shall cease upon your termination, you will be eligible to receive accelerated vesting of fifty percent (50%) of your then unvested Option, and you will be eligible to receive continued health benefits you may have prior to such Change of Control until the first anniversary of your termination.

For the purpose of this letter, “Cause” means: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that causes serious reputational harm to the Company; (ii) your conviction of, or plea of nolo contendere to, a felony; (iii) your gross negligence or willful misconduct in the performance of your duties; (iv) your inability to perform the essential functions of your job with or without a reasonable accommodation; or (v) your failure or refusal to carry out any lawful direction of the Board or your habitual neglect of your duties as an officer of the Company, which failure, refusal or neglect, as applicable, if capable of cure, shall continue after receipt of written notice from the Board (provided, however, that you shall have fifteen (15) days after receipt of written notice to cure any such failure, refusal or neglect), in each case as determined in good faith by the Board.

For the purpose of this letter, “Change of Control” means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (b) the stockholders of the Company approve a plan of complete liquidation of the Company, or (c) any transaction in which the directors comprising the Board of the Company immediately prior to the transaction represent a majority of the Board of the Company, or other surviving entity, immediately after the transaction. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Initial Public Offering; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

For the purpose of this letter, “Constructive Termination” means (i) a material reduction in your responsibilities, duties or base pay without your agreement or (ii) relocation of your workplace more than 35 miles from your prior workplace without your agreement.

—	At Will Employment. If you accept this offer, your employment with the Company will be at will.

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Company Rules. As an employee of the Company, you will be expected to abide by company rules and regulations. As a condition of employment, you will be required to sign and comply with a confidential information and invention assignment agreement which, among other things, prohibits unauthorized use or disclosure of Company’s proprietary information.

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No Bar to Employment. You agree that you are not party to any contract or agreement that would preclude you from accepting this offer or performing services as an employee for Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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Final Agreement. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and Company.

We are very enthusiastic that you have agreed to join the Company team and we look forward to working with you. The terms of this offer will expire on April 29th, 2008.

Sincerely,

Martin H. Goldstein

/s/ Martin H. Goldstein
Senior VP Corporate Development
OncoMed Pharmaceuticals Inc.

Agreed and accepted:

/s/ Alicia J. Hager, Ph.D.	4/28/08
Alicia J. Hager, Ph.D.	Date

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